Exhibit 99.1

Myomo Reports Fourth Quarter and Full Year 2021 Financial Results

Fourth quarter revenue of $4.0 million up 6% over prior year, full year revenue of $13.9 million up 83% over 2020

Fourth quarter gross margin of 77.4% up 400 basis points over prior year

Conference call begins at 4:30 p.m. Eastern time today

BOSTON (March 9, 2022) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three months and year ended December 31, 2021.

Financial and operational highlights for the fourth quarter of 2021 include the following (all comparisons are with the fourth quarter of 2020, unless otherwise noted):

•	Revenue was $4.0 million, up 6% as the Company successfully managed reimbursement and supply chain challenges during the quarter

•

Revenue from the direct billing channel was 73% of total revenue, down from 85% in the third quarter of 2021 and 77% a year ago as the channel mix reflected increased sales to Veterans Affairs Medical Centers and growth in international revenues

•	Revenue units were 107, up 10% including 26 units where orders and insurance authorizations were received during the quarter

•	Gross margin was 77.4%, up 400 basis points

•	Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, increased 18% to 154 units.

•	MyoPro® orders and insurance authorizations were received for 104 patients

•	The reimbursement pipeline as of December 31, 2021 consisted of 808 MyoPro candidates, including 221 additions to the pipeline during the fourth quarter

Management Commentary

“We are pleased to report year-over-year revenue growth for the fourth quarter as we resolved supply chain capacity issues and successfully obtained payments from a large insurance payer that had begun to deny pre-authorized claims after the MyoPro’s had been delivered,” stated Paul R. Gudonis, Myomo’s chairman and chief executive officer. “In 2022, we moved fabrication in-house and are now shipping our first MyoPro2+ units. We continue to appeal new post-delivery payment denials from the large insurer; however, we are receiving payments upon appeal, and they continue to pre-authorize new patients. This bodes well for continued reliable reimbursement on a case-by-case basis from that insurer.”

Mr. Gudonis added, “Social media advertising once again was highly competitive during the fourth quarter, with competition from holiday advertising driving rates higher. This negatively impacted the number of candidates added to our pipeline. We adjusted our planned advertising spend for 2022 to account for this seasonality and expect that pipeline additions will increase in the first quarter compared with the fourth quarter.”

Financial Results

	For the Three Months Ended December 31,		Period-to-Period Change		For the Year Ended December 31,		Period-to-Period Change
	2021	2020	$	%	2021	2020	$	%
Revenue	$4,031,634	$3,789,976	$241,658	6%	$13,856,374	$7,583,371	$6,273,003	83%
Cost of revenue	909,175	1,007,525	(98,350)	(10)%	3,544,097	2,600,375	943,722	36%

Gross profit	$3,122,459	$2,782,451	$340,008	12%	$10,312,277	$4,982,996	$5,329,281	107%

Gross margin	77.4%	73.4%		4.0%	74.4%	65.7%		8.7%

Revenue for the fourth quarter of 2021 was $4.0 million, an increase of 6% compared with the fourth quarter of 2020. Growth was driven by an increase in the number of revenue units, partially offset by a lower average selling price as the direct billing channel represented a lower percentage of revenue. Myomo recognized revenue on 107 units in the fourth quarter of 2021, an increase of 10% compared with the fourth quarter of 2020. Full year 2021 revenue of $13.9 million was up 83% compared with 2020.

Gross margin for the fourth quarter of 2021 was 77.4%, compared with 73.4% for the fourth quarter of 2020. Margin expansion primarily reflected a larger number of revenue units versus deliveries, which is when the Company records cost of goods sold. The Company delivered 72 units to patients in the fourth quarter, with deliveries negatively impacted by supply chain constraints early in the quarter. For the revenue units in excess of deliveries, cost of goods sold on these units was recorded in a prior period. Full year 2021 gross margin was 74.4%, compared with 65.7% for 2020.

Operating expenses for the fourth quarter of 2021 were $5.8 million, an increase of 30% compared with the fourth quarter of 2020. This increase was driven by higher R&D costs as the Company completed development of the MyoPro2+, as well as by higher advertising costs. Full year 2021 operating expenses were $20.6 million, an increase of 33%, compared with 2020.

Operating loss for the fourth quarter of 2021 increased to $2.7 million from $1.7 million for the fourth quarter of 2020. Net loss available to common stockholders for the fourth quarter of 2021 was $3.4 million, or $0.52 per share, compared with net loss available to common stockholders of $1.7 million, or $0.37 per share, for the fourth quarter of 2020. Net loss available to common stockholders for the fourth quarter of 2021 included a deemed dividend of $0.7 million resulting from the discounting of certain outstanding warrants. Full year 2021 net loss available to common stockholders was $11.0 million, or $1.89 per share, compared with net loss available to common stockholders of $12.2 million, or $3.67 per share, for 2020. Net loss available to common stockholders for 2020 included a deemed dividend of $0.7 million related to the repricing of certain warrants.

Adjusted EBITDA1 for the fourth quarter of 2021 was negative $2.4 million, compared with negative $1.5 million for the fourth quarter of 2020. Full year 2021 adjusted EBITDA was negative $9.0 million, compared with negative $9.8 million for 2020. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Liquidity

Cash and cash equivalents as of December 31, 2021 were $15.5 million and included $4.8 million in net proceeds from the exercise of the aforementioned warrants. Cash used in operating activities was $1.8 million for the fourth quarter of 2021 and $9.5 million for the full year 2021. The Company continues to believe its existing cash is sufficient to fund operations for at least the next 12 months.

[1]

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss on extinguishment of debt.

Business Outlook

“We expect to generate continued year-over-year revenue growth for 2022,” said Mr. Gudonis. “For the first quarter, we expect product revenue to be in the range of $2.6 million to $3.0 million, an increase of 11% to 28% over the prior-year quarter.”

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call here. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until March 23, 2022; please dial 877-344-7529 (U.S.) or 412-317-0088 (International) and provide the passcode 3342702

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss of extinguishment of debt. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for revenues in the first quarter, its current authorization backlog, its cash runway, capital requirements and expected payment of a technology license fee, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

•	our ability to continue normal operations and patient interactions in order to deliver and fit our custom-fabricated device;

•	our marketing and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our product development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Revenue	$4,031,634	$3,789,976	$13,856,374	$7,583,371
Cost of revenue	909,175	1,007,525	3,544,097	2,600,375

Gross profit	3,122,459	2,782,451	10,312,277	4,982,996
Operating expenses:
Research and development	787,627	418,758	2,557,367	1,669,188
Selling, general and administrative	5,040,562	4,050,304	18,022,975	13,816,494

	5,828,189	4,469,062	20,580,342	15,485,682

Loss from operations	(2,705,730)	(1,686,611)	(10,268,065)	(10,502,686)

Other expense (income)
Change in fair value of derivative liabilities	—	—	—	(122,706)
Interest expense and other expense, net	5,144	1,867	15,336	255,906
Non-cash interest expense, debt discount	—	—	—	218,803
Loss on extinguishment of debt	—	12,786	—	709,222

	5,144	14,653	15,336	1,061,225

Loss before income taxes	(2,710,874)	(1,701,264)	(10,283,401)	(11,563,911)
Income tax expense (benefit)	22,324	(2,851)	88,928	—

Net loss	$(2,733,198)	$(1,698,413)	$(10,372,329)	$(11,563,911)
Deemed dividend on discounting and repricing of warrants	(639,953)	—	(639,953)	(670,632)

Net loss attributable to common stockholders	$(3,373,151)	$(1,698,413)	$(11,012,282)	$(12,234,543)

Weighted average number of common shares outstanding:
Basic and diluted	6,547,707	4,637,679	5,830,353	3,329,868

Net loss per share attributable to common stockholders
Basic and diluted	$(0.52)	$(0.37)	$(1.89)	$(3.67)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$15,524,378	$12,241,261
Accounts receivable, net	1,960,037	924,916
Inventories, net	808,308	707,114
Prepaid expenses and other current assets	894,494	572,684

Total Current Assets	19,187,217	14,445,975
Equipment, net	275,289	95,023
Operating lease assets with right of use	632,906	168,784

Total Assets	$20,095,412	$14,709,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	3,949,784	2,848,904
Current operating lease liability	333,380	18,289
Deferred revenue	249	2,512

Total Current Liabilities	4,283,413	2,869,705
Deferred revenue	1,246	1,495
Non-current operating lease liability	401,622	155,148
Other long-term liabilities	—	118,060

Total Liabilities	4,686,281	3,144,408

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	687	457
Additional paid-in capital	93,537,807	79,273,964
Accumulated other comprehensive loss	(60,677)	(12,690)
Accumulated deficit	(78,062,222)	(67,689,893)
Treasury stock, at cost	(6,464)	(6,464)

Total Stockholders’ Equity	15,409,131	11,565,374

Total Liabilities and Stockholders’ Equity	$20,095,412	$14,709,782

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31,	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,372,329)	$(11,563,911)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	145,995	105,382
Stock-based compensation	1,096,408	614,302
Bad debt expense	—	9,839
Non-cash interest expense, debt discount	—	218,803
Amortization of original issue discount and debt restructuring fee	—	161,869
Amortization of right-of-use assets	189,968	3,288
Loss on extinguishment of debt	—	709,222
Change in fair value of derivative liabilities	—	(122,706)
Loss on disposal of asset	202	547
Other non-cash charges	(19,929)	(18,446)
Changes in operating assets and liabilities:
Accounts receivable	(1,046,282)	(522,944)
Inventories	(118,222)	(271,545)
Prepaid expenses and other current assets	(323,644)	248,464
Other assets	—	57,987
Accounts payable and accrued expenses	1,113,235	1,217,929
Operating lease liabilities	(92,525)	1,365
Deferred revenue	(2,512)	(401)
Other liabilities	(118,060)	118,060

Net cash used in operating activities	(9,547,695)	(9,032,896)

CASH USED IN INVESTING ACTIVITIES	(326,462)	(45,752)
CASH PROVIDED BY FINANCING ACTIVITIES	13,167,666	16,780,576
Effect of foreign exchange rate changes on cash	(10,392)	(1,122)

Net increase in cash and cash equivalents	3,283,117	7,700,806
Cash and cash equivalents beginning of period	12,241,261	4,540,455

Cash and cash equivalents end of period	$15,524,378	$12,241,261

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
GAAP net loss	$(2,733,198)	$(1,698,413)	$(10,372,329)	$(11,563,911)
Adjustments to reconcile to Adjusted EBITDA:
Interest expense and other expense, net	5,144	1,867	15,336	255,906
Non-cash interest expense, debt discount	—	—	—	218,803
Loss on extinguishment of debt	—	12,786	—	709,222
Depreciation expense	51,049	25,653	145,995	105,382
Stock-based compensation	265,362	203,110	1,096,408	614,302
Change in fair value of derivative liabilities	—	—	—	(122,706)
Income tax expense (benefit)	22,324	(2,851)	88,928	—

Adjusted EBITDA	$(2,389,319)	$(1,457,848)	$(9,025,662)	$(9,783,002)

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